                                 SCHEDULE 14A
                                (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                              Temple-Inland Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              [TEMPLE-INLAND LOGO]
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FRIDAY, MAY 7, 1999

To the Stockholders of Temple-Inland Inc.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Temple-Inland Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, 303 South Temple Drive, Diboll, Texas 75941, on Friday, May 7, 1999, at 9:00 a.m., local time, for the following purposes:

          1. To elect four (4) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

          2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2000;

          3. To ratify the adoption of the First Amendment to the Company's 1997 Stock Option Plan;

          4. To consider, if properly brought before the meeting, a stockholder proposal opposed by the Board of Directors, regarding the retention of an investment banker to explore alternatives to enhance the value of the Company; and

          5. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 10, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.

                                            By Order of the Board of Directors
                                            /s/ M. RICHARD WARNER
                                            M. RICHARD WARNER
                                            Secretary

Diboll, Texas
March 26, 1999

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT.

                              [TEMPLE-INLAND LOGO]
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941

                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Temple-Inland Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Friday, May 7, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This Proxy Statement and form of proxy are first being sent to the stockholders of the Company on or about March 26, 1999.

     The accompanying form of proxy is designed to permit each stockholder entitled to vote at the Annual Meeting to vote for or withhold voting for any or all nominees for election as director, to vote for or against or to abstain from voting on proposals 2, 3 and 4, and in the discretion of the proxies with respect to any other proposal brought before the Annual Meeting. When a stockholder's proxy card specifies a choice with respect to a voting matter, the shares will be voted and will be voted as specified. If no such specifications are made, the accompanying form of proxy will be voted at the Annual Meeting:
For the election of the nominees under the caption "Election of Directors;" For ratification of the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2000; For ratification of the adoption of the First Amendment to the Company's 1997 Stock Option Plan; and Against the stockholder proposal set forth in this proxy statement.

     Execution of the accompanying proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

     The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm ("D.F. King"), to assist in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, employees of D.F. King and officers and regular employees of the Company may solicit the return of proxies by personal interview, mail, telephone and telegraph. Officers and employees of the Company will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $15,000. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. All costs of solicitation are to be borne by the Company.

     The Annual Report to Shareholders, covering the Company's fiscal year ended January 2, 1999 and including audited financial statements, is enclosed herewith. The Annual Report does not form any part of the material for the solicitation of proxies.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the stockholders of the Company will consider and vote upon the following matters:

          1. The election of four (4) directors to the Board of Directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and have qualified;

          2. The ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending January 1, 2000;

          3. The ratification of the adoption of the First Amendment to the Company's 1997 Stock Option Plan;

          4. If properly brought before the Annual Meeting, a stockholder proposal, opposed by the Board of Directors, that is set forth below; and

          5. Such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

GENERAL

     The Board of Directors of the Company has fixed the close of business on March 10, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 55,663,155 shares of Common Stock of the Company issued and outstanding. The Common Stock is the only class of stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be acted on at the Annual Meeting. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business.

CONFIDENTIAL VOTING POLICY

     On February 5, 1993, the Board of Directors of the Company adopted a confidential voting policy. The policy provides that stockholder proxies, ballots, and voting tabulations that identify the vote of the specific stockholder will not be disclosed to the Company, its directors, officers, or employees except in certain limited situations such as when legally necessary or when expressly requested by a stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table and notes thereto indicate the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock as of March 10, 1999.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL     PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP        CLASS
            ------------------------------------              ----------     ----------
J. P. Morgan & Co. Incorporated.............................   5,601,722(1)      10%(2)
  60 Wall Street
  New York, N.Y. 10260
The Prudential Insurance Company of America.................   3,430,476(3)    6.17%(4)
  751 Broad Street
  Newark, New Jersey 07102-3777
Sanford C. Bernstein & Co., Inc.............................   5,008,807(5)       9%(6)
  767 Fifth Avenue
  New York, NY 10153
Scudder Kemper Investments, Inc.............................   3,683,852(7)     6.6%(8)
  345 Park Avenue
  New York, NY 10154
Wellington Management Company, LLP..........................   5,085,400(9)    9.15%(10)
  75 State Street
  Boston, Massachusetts 02109

---------------

 (1) Based on a statement on Schedule 13G dated September 30, 1997 and Amendments No. 1 and 2 thereto dated December 31, 1997 and December 31, 1998, respectively, (the "J.P. Morgan 13G") filed with the Securities and Exchange Commission ("SEC"), J.P. Morgan & Co. Incorporated may be deemed beneficial owner of these shares, all or the majority of which are owned by investment advisor clients or account holders.

 (2) Based upon the calculation in the J.P. Morgan 13G, which assumes 56,017,220 shares of Common Stock outstanding.

 (3) Based on a statement on Schedule 13G dated February 1, 1999 (the "Prudential 13G") filed with the SEC, The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over these shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

 (4) Based upon the calculation in the Prudential 13G, which assumes 55,599,287 shares of Common Stock outstanding.

 (5) Based on a statement on Schedule 13G dated February 5, 1999 (the "Sanford Bernstein 13G") filed with the SEC, these shares are held for the accounts of discretionary clients.

 (6) Based upon the calculation in the Sanford Bernstein 13G, which assumes 55,653,411 shares of Common Stock outstanding.

 (7) Based on a statement on Schedule 13G dated February 12, 1999 (the "Scudder Kemper 13G") filed with the SEC, this Investment Adviser may be deemed beneficial owner of these shares.

 (8) Based upon the calculation in the Scudder Kemper 13G, which assumes 55,815,939 shares of Common Stock outstanding.

 (9) Based on a statement on Schedule 13G dated February 10, 1994 and Amendments No. 1, 2, 3, 4 and 5 thereto dated January 30, 1995, February 1, 1996, January 24, 1997, January 17, 1998, and December 31, 1998 respectively, (the "Wellington 13G") filed with the SEC, Wellington Management

     Company, in its capacity as investment advisor, may be deemed beneficial owner of these shares, which are owned by numerous investment counseling clients.

(10) Based upon the calculation in the Wellington 13G, which assumes 55,578,142 shares of Common Stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table and notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of March 10, 1999 by
(i) each of the Company's directors and nominees for director, (ii) the Chief Executive Officer and the four other most highly compensated executive officers, and (iii) all directors and executive officers of the Company as a group.

                                                AMOUNT AND NATURE OF                        PERCENT
              BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)                    OF CLASS(2)
              ----------------                 -----------------------                    -----------
Robert Cizik.................................                   31,540(3)(4)                   *
Anthony M. Frank.............................                   18,500(3)(4)                   *
Clifford J. Grum.............................                  383,155(3)(4)(5)(6)             *
William B. Howes.............................                   72,713(3)(4)(6)                *
Bobby R. Inman...............................                   15,500(3)(4)                   *
Kenneth M. Jastrow, II.......................                   96,529(3)(4)(6)                *
Harold C. Maxwell............................                  101,564(3)(4)(6)                *
Herbert A. Sklenar...........................                   21,000(3)(4)                   *
Walter P. Stern..............................                   55,880(3)(4)(5)                *
Arthur Temple III............................                  597,199(3)(4)(5)(7)               1.07%
Charlotte Temple.............................                  386,126(3)(4)(8)                *
Larry E. Temple..............................                   11,000(3)(4)                   *
M. Richard Warner............................                   74,184(3)(4)(5)(6)             *
All directors and executive officers (17
  persons) as a group........................                1,980,087(3)(4)(5)(6)(7)(8)         3.56%

---------------

 *  Represents less than one percent.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), with additional information included as set forth in footnote (4) below. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Certain of the directors and executive officers disclaim beneficial ownership with respect to certain of these shares. Unless otherwise indicated, the above table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

(2) Based upon a total of 55,663,155 shares of Common Stock issued and outstanding on March 10, 1999.

(3) Includes the following number of shares of Common Stock issuable upon the exercise of options exercisable within a period of 60 days from March 10, 1999: Mr. Cizik -- 0; Mr. Frank -- 16,000; Mr. Grum -- 23,300; Mr.
    Howes -- 14,622; Mr. Inman -- 0; Mr. Jastrow -- 13,194; Mr. Maxwell -- 13,194; Mr. Sklenar -- 11,000; Mr. Stern -- 8,000; Mr. Temple III -- 2,000;
    Ms. C. Temple -- 5,000; Mr. L. Temple -- 10,000; Mr. Warner -- 17,035; and
    all directors and executive officers (17 persons) as a group -- 185,512.

(4) Also includes the following number of shares of Common Stock issuable upon the exercise of options with exercise dates and terms ranging from approximately five months to fifteen years from March 10, 1999: Mr.
    Cizik -- 5,000; Mr. Frank -- 2,000; Mr. Grum -- 24,500; Mr. Howes -- 46,958;
    Mr. Inman -- 5,000; Mr. Jastrow -- 68,462; Mr. Maxwell -- 46,118; Mr.
    Sklenar -- 9,000; Mr. Stern -- 7,000; Mr. Temple III -- 7,000; Ms. C.
    Temple -- 5,000; Mr. L. Temple -- 0;

    Mr. Warner -- 33,469; and all directors and executive officers (17 persons) as a group -- 345,740. These options are not required to be reported under Rule 13d-3 and the shares underlying these options are not considered "beneficially owned" under Rule 13d-3.

(5) Includes 57,102, 2,680, 1,000, and 14,473 shares of Common Stock owned by certain relatives of Messrs. Grum, Stern, Temple III, and Warner, respectively. Also includes, with respect to Mr. Grum, 3,550 shares of Common Stock held by a corporation controlled by a relative of Mr. Grum and 4,000 shares held by a family foundation. Certain of these shares may be considered by the Securities and Exchange Commission to be beneficially owned for purposes of this Proxy Statement. Certain of the named individuals disclaim any beneficial interest in such shares.

(6) Includes 3,960, 440, 1,828, 1,468, and 315 shares of Common Stock held for Messrs. Grum, Howes, Jastrow, Maxwell, and Warner, respectively, and 15,068 shares of Common Stock held for all directors and executive officers (17 persons) as a group by trusts under three (3) employee stock plans of the Company's subsidiaries. These shares are considered by the Securities and Exchange Commission to be beneficially owned for purposes of this Proxy Statement.

(7) Includes 134,460 shares of Common Stock held in a trust over which Mr. Temple III is trustee. Mr. Temple III has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 10,608 shares held by various trusts and custodial accounts, with respect to which Mr. Temple III has sole voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to these 10,608 shares. Includes 137,190 shares held in two trusts for Mr. Temple III and certain of his relatives with respect to which he has a present income interest but no voting or dispositive power. Mr. Temple III has a remainder interest with respect to 58,500 of the shares held in one of these trusts. Does not include 1,260,626 shares of Common Stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple III is one of five trustees and shares voting and dispositive power. Mr. Temple III disclaims any beneficial ownership with respect to such shares.

(8) Includes 67,230 shares of Common Stock held in a trust. Ms. C. Temple has a future income interest with respect to 33,615 of these shares and a remainder interest with respect to 33,615 of these shares. Also includes 126,190 shares held in two trusts for Ms. C. Temple and certain of her relatives with respect to which she has a present income interest but no voting or dispositive power. Ms. C. Temple has a remainder interest with respect to 58,500 of the shares held in one of these trusts.

                             ELECTION OF DIRECTORS

     The By-laws of the Company provide that the number of directors that constitutes the Board of Directors shall be established by vote of the Board of Directors and that the directors shall be classified with respect to the time for which they severally hold office into three classes, which classes shall as nearly as possible be equal in size. Mr. Paul M. Anderson accepted a position overseas and as a result will not be able to continue to serve as a director though he has agreed to serve as an advisory director. The Board of Directors has accordingly set the number of directors at eleven (11), with two classes of four (4) directors each and one class of three (3) directors.

     Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

NOMINEES

     Unless otherwise indicated in the enclosed form of proxy, the persons named in such proxy intend to nominate and vote for the election of the following nominees for the office of director of the Company, to serve as directors for three (3) years or as otherwise stated herein, or until their respective successors have been duly elected and have qualified. All nominees are presently serving as directors.

 NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

         NAME AND YEAR FIRST
          ELECTED DIRECTOR                      PRINCIPAL OCCUPATION AND OTHER INFORMATION
         -------------------                    ------------------------------------------
Anthony M. Frank.....................  Chairman of Belvedere Capital Partners, Inc. Mr. Frank, 67,
1992                                   served as Postmaster General of the United States from 1988 until 1992. Prior to his appointment as Postmaster General,
                                       Mr. Frank served as Chairman of the Board and Chief
                                       Executive Officer of the San Francisco-based First
                                       Nationwide Bank. He has also served as Chairman of the
                                       Federal Home Loan Bank of San Francisco and Chairman of the
                                       California Housing Finance Agency, and was the first
                                       Chairman of the Federal Home Loan Mortgage Corporation
                                       Advisory Board. Mr. Frank is also a director of The Charles
                                       Schwab Corporation, General American Investors Company,
                                       Inc., Bedford Properties, Inc., Crescent Real Estate
                                       Equities, Irvine Apartment Communities, Financial Security
                                       Assurance, and Cotelligent, Inc.
William B. Howes.....................  Executive Vice President of the Company. Mr. Howes, 61,
1996                                   served as Group Vice President of the Company from July 1993 until his election as Executive Vice President in 1996. Mr.
                                       Howes was elected Chairman of the Board and Chief Executive
                                       Officer of the Company's Inland Paperboard and Packaging,
                                       Inc. subsidiary ("Inland") in 1993 after serving as the
                                       President and Chief Operating Officer of Inland since April
                                       1992.
Walter P. Stern......................  Vice Chairman of the Board of Capital Group International,
1984                                   Inc. ("CGII"), a wholly-owned subsidiary of The Capital
                                       Group Companies, Inc. From March 1988 until December 1998,
                                       Mr. Stern, 70, served as Chairman of the Board of CGII. He has been serving as Chairman of Capital International, Inc., a registered investment advisor with the U.S. Securities and
                                       Exchange Commission and wholly-owned subsidiary of CGII,
                                       since 1988. Mr. Stern also serves as Chairman of the Board of The American Balanced Fund, The Income Fund of America,
                                       Inc., EuroPacific Growth Fund and New Perspective Fund,
                                       Inc., all managed by a subsidiary of The Capital Group
                                       Companies, Inc. Mr. Stern is also Chairman and a director of the Emerging Markets Growth Fund, Inc. Under the Company's
                                       policy, Mr. Stern's retirement from the Board will take
                                       effect at the 2001 Annual Meeting of Stockholders.
Charlotte Temple.....................  Investor. During at least the past five years, Ms. Temple,
1994                                   59, has been associated with various civic organizations
                                       while pursuing private interests. Her prior experience was in the commercial real estate investment area. Ms. Temple is also a director of Exeter Investment Company.

     Although the Company does not anticipate that any of the above-named nominees will refuse or be unable to accept or serve as a director of the Company, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. FRANK, HOWES, STERN AND MS. C. TEMPLE AS DIRECTORS OF THE COMPANY.

CONTINUING DIRECTORS

     The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated.

        DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

         NAME AND YEAR FIRST
          ELECTED DIRECTOR                      PRINCIPAL OCCUPATION AND OTHER INFORMATION
         -------------------                    ------------------------------------------
Robert Cizik.........................  Mr. Cizik, 67, is the former Chairman and Chief Executive
1984                                   Officer of Cooper Industries, Inc., Houston, Texas, a
                                       diversified international manufacturing company (1975-1996).
                                       He currently serves as Non-Executive Chairman of Stanadyne
                                       Automotive, Windsor, Connecticut. He is also a Director of
                                       Air Products and Chemicals, Inc., Harris Corporation, and
                                       Koppers Industries, Inc.
Arthur Temple III....................  Chairman of the Board and Chief Executive Officer of Exeter
1984                                   Investment Company. Mr. Temple III, 57, has served as
                                       Chairman of the Board of Exeter Investment Company from 1975 to early 1982 and since March 1986. From 1973 until 1980 Mr.
                                       Temple III served as a member of the Texas legislature and from January 1981 until March 1986 he served as a member of the Railroad Commission of Texas, which regulates mineral
                                       resources and for-hire highway transportation in Texas. Mr.
                                       Temple III is also Chairman of the Board of First Bank &
                                       Trust, East Texas.
Larry E. Temple......................  Mr. Temple, 63, is an attorney and during the last five
1991                                   years has been in private practice. He has served as
                                       Chairman of the Texas Select Committee on Higher Education,
                                       as Chairman of the Texas Higher Education Coordinating
                                       Board, and as a member of the Texas Guaranteed Student Loan
                                       Corporation. Mr. Temple has also served on several boards of the University of Texas and is a member of the Board of the
                                       Lyndon B. Johnson Foundation. Mr. Temple formerly served as
                                       Special Counsel to President Lyndon B. Johnson and as an
                                       Executive Assistant to Texas Governor John Connally.

        DIRECTORS TO SERVE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

         NAME AND YEAR FIRST
          ELECTED DIRECTOR                      PRINCIPAL OCCUPATION AND OTHER INFORMATION
         -------------------                    ------------------------------------------
Clifford J. Grum.....................  Chairman and Chief Executive Officer of the Company. Mr.
1983                                   Grum, 64, served as President and Chief Executive Officer of the Company from October 1983 until his election as Chairman in 1991. Mr. Grum is also a director of Cooper Industries,
                                       Inc., Trinity Industries, Inc. and Tupperware Corporation.
                                       Mr. Grum has announced his intention to retire from the
                                       Company and as a Director at the end of 1999.
Bobby R. Inman.......................  Admiral Inman, 67, served as Chairman of the Board of
1987                                   Westmark Systems, Inc., a Texas-based electronics industry holding company, from September 1986, and as its Chief
                                       Executive Officer from December 31, 1986 until December 31,
                                       1989. From January 1983 until December 1986, Admiral Inman was President and Chief Executive Officer of the
                                       Microelectronics and Computer Technology Corp. in Austin,
                                       Texas. Admiral Inman retired from active duty with the
                                       United States Navy with permanent four star rank on July 1,
                                       1982. Admiral Inman served as Chairman of the Federal
                                       Reserve Bank of Dallas from January 1987 to December 1990.
                                       He is a director of Fluor Corporation, SBC Communications
                                       Inc., Science Applications International Corp. and Xerox
                                       Corporation.
Kenneth M. Jastrow, II...............  President and Chief Operating Officer of the Company. Mr.
1998                                   Jastrow, 51, served as Group Vice President of the Company from February 1995 until his election as President and Chief
                                       Operating Officer in 1998, and has served as Chief Financial
                                       Officer of the Company since November 1991. He also serves as Chairman of the Board and Chief Executive Officer of the
                                       Company's subsidiary Temple-Inland Financial Services Inc.
                                       Mr. Jastrow is also a director of MGIC Investment
                                       Corporation.
Herbert A. Sklenar...................  Chairman of the Board Emeritus of Vulcan Materials Company,
1993                                   a producer of construction materials and chemicals. Mr.
                                       Sklenar, 67, served as President of Vulcan Materials Company from 1983 until his election as Chairman in 1992, he served as its Chief Executive Officer from 1986 until February 1997 and he served as Chairman from 1992 until his retirement in
                                       1997. In addition to being a director of Vulcan Materials
                                       Company, Mr. Sklenar also is a director of AmSouth
                                       Bancorporation and Protective Life Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There is no family relationship between any of the nominees, continuing directors and executive officers of the Company other than Mr. Temple III and Ms. C. Temple, who are brother and sister.

     Mr. Temple III is a director, officer and 66 2/3% stockholder of Demco Manufacturing Company ("Demco"). During 1998, Demco performed machinery repair services for Temple-Inland Forest Products Corporation ("Forest Products"), a wholly-owned subsidiary of the Company, in the ordinary course of business at an aggregate cost to Forest Products of $105,195. It is expected that Demco will continue to perform services for subsidiaries of the Company in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year and Forms 5 and amendments thereto or written representations in lieu of Form 5 furnished to the Company with respect to its most recent fiscal year, the Company has not identified any person who failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years except for Mr. Joseph E. Turk. Mr. Turk reported on a timely basis his July 31, 1998 exercise of an option to purchase 3,250 shares of Temple-Inland Inc. Common Stock, but inadvertently failed to report his sale of those shares on the same date. Mr. Turk also inadvertently failed to report gifts of 265 shares made on July 9, 1997. Mr. Turk has filed a Form 5 to report the errors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has six standing committees of the Board. Set forth below is a description of the functions of those committees and the members of the Board serving on such committees.

     Audit Committee. The primary responsibility of the Audit Committee is to provide the Board of Directors assistance in fulfilling its fiduciary responsibility to the stockholders and the investment community relating to the accounting and reporting practices of the Company, the adequacy of corporate financial controls, and the quality and integrity of the consolidated financial statements of the Company and all of its wholly and majority owned subsidiaries, except for Guaranty Federal Bank, F.S.B., which has an audit committee consisting of outside directors from its own board of directors. The functions of the Audit Committee include the review of the professional services and independence of the Company's independent auditors; the review, in consultation with the independent and internal auditors, of the plan and results of the annual audit, the adequacy of the Company's internal control systems and the results of the Company's internal audits; and the review, with management and the independent auditors, of the Company's annual report to stockholders and financial reporting practices. The Audit Committee annually considers the qualifications of the Company's independent auditors and makes recommendations to the Board as to their selection. The members of the Audit Committee are Messrs. Sklenar (Chairman), Frank, L. Temple and Ms. C. Temple. During 1998, the Audit Committee met three (3) times.

     Executive Committee. The Executive Committee may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company, except for matters related to the composition of the Board, changes in the By-laws and certain other significant corporate matters. The members of the Executive Committee are the Chairman of the Board, who will serve as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board. The Executive Committee did not meet in 1998.

     Finance Committee. The Finance Committee reviews the Company's financial planning, structure, condition and requirements for funds; makes recommendations to the Board of Directors concerning all forms of major financing, including the issuance of securities, corporate borrowings, and investments; monitors the Company's relationship with its lenders, compliance with financing agreements, and financial disclosure policies; reviews capital expenditures and makes recommendations to the Board concerning the financing thereof; makes recommendations to the Board concerning the Company's dividend policy; makes recommendations to the Board concerning the stock repurchase program; and oversees the Company's employee benefit plan investment committee and policies. The members of the Finance Committee are Messrs. Cizik (Chairman), Stern, and Temple III. The Chairman of the Board is a nonvoting ex-officio member. The Finance Committee met five (5) times during 1998.

     Management Development and Executive Compensation Committee. The Management Development and Executive Compensation Committee ("Compensation Committee") is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management; overseeing management succession and development programs; making recommendations concerning compensation programs, retirement plans and other employee benefit programs; approving the salaries and bonuses of all officers of the Company and certain other personnel; and making recommendations with respect to bonus, stock option, restricted stock, phantom stock, stock performance, stock appreciation right or other current or proposed incentive plans. Certain of the foregoing plans are administered by a subcommittee composed solely of those members of the Compensation Committee who meet the definition of "outside director" under Section 162(m) of the Internal Revenue Code and the definition of "non-employee director" under Section 16 of the Securities Exchange Act of 1934 with respect to those employees who are covered by such laws. The members of the Compensation Committee are Messrs. Frank (Chairman), Cizik, Inman, Sklenar, and Temple III. The Chairman of the Board attends the meetings as a nonvoting ex-officio member. During 1998, the Compensation Committee met three (3) times.

     Corporate Governance Committee. The Corporate Governance Committee periodically reviews the structure of the Board to assure that the proper skills and experience are represented on the Board, recommends nominees to serve on the Board of Directors, reviews potential conflicts of prospective Board members, recommends the size of the Board, recommends the membership of the committees, reviews corporate governance issues, reviews shareholder proposals, and reviews outside directorships in other publicly held companies by senior officers of the Company. Nominees to serve on the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board. The members of the Corporate Governance Committee are Messrs. Inman (Chairman), Frank, Sklenar, and Stern. The Chairman of the Board is a nonvoting ex-officio member. The Corporate Governance Committee met four (4) times during 1998.

     Pursuant to the Company's By-laws, notice of a stockholder's intent to make a nomination for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee and must be received by the Secretary of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date or in the case of a special meeting of stockholders, not later than the close of business on the 10th day following the date on which notice of such annual meeting or special meeting is first mailed to stockholders or made public, whichever occurs first).

     Public Policy/Environmental Committee. The Public Policy/Environmental Committee acts in an advisory and consulting capacity to the Board of Directors regarding the Company's activities that relate to matters of public policy and the environment. In fulfilling its responsibilities, the committee considers and reviews from time to time the Company's policies and practices that address issues of social and public concern, as well as significant legislative, regulatory and social trends. The members of the Public Policy/ Environmental Committee are Messrs. L. Temple (Chairman), Cizik and Ms. C. Temple. The Chairman of the Board is a nonvoting ex-officio member. The Public Policy/Environmental Committee met two (2) times during 1998.

BOARD MEETINGS

     During 1998, the Board of Directors held four (4) meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company will receive in 1999 an annual retainer of $35,000 and a $2,000 fee for attendance at regular and special Board meetings. Directors who serve on committees of the Board receive $1,000 for each committee meeting held in conjunction with a Board meeting and $2,000 for each other committee meeting. The chairmen of committees of the Board receive an additional annual retainer of $2,500. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging. Directors and members of committees of the Board who are employees of the Company are not compensated for their Board and committee activities.

     Under the Company's Stock Option Plan, each person who is first elected a non-employee director is automatically granted upon such election a nonqualified stock option covering 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date the option is granted. This award vests 10% after one year, 15% after four years, and 25% each after five, six and seven years. At the expiration of this initial grant, and each five years thereafter, a director may be granted an additional non-qualified stock option covering up to 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date of the option grant. All options vest 40% after one year, 40% after two years, and 20% after three years. All options have a term of 10 years. Any non-employee director may also, pursuant to the terms of the Company's Stock Option Plan, make an election to receive 2,000 nonqualified stock options in lieu of his annual retainer fees at a price equal to the fair market value of the stock on the first trading day in January less the amount of the annual retainer fee. This option vests 100% after one year and has a term of fifteen years.

     Under the Retirement and Deferred Compensation Plan for Directors of Temple-Inland Inc. (the "Directors' Retirement Plan"), a non-employee director who remains a member of the Board until retirement age or who retires earlier after serving on the Board for a period of at least ten (10) years is entitled to receive an annual retirement benefit equal to the then current annual retainer fee. The benefit will be paid for a number of years equal to the greater of (i) the number of years the director served as a member of the Board, or (ii) five (5) years. In the event of the director's death, the remainder of the benefit will be paid to his spouse if living.

     In lieu of the retirement benefits previously described, if a non-employee director ceases to be a member of the Board at any time within two (2) years after the occurrence of a change in control of the Company for any reason other than the director's retirement or death, the director will be paid a lump-sum retirement benefit equal to the product of (A) and (B), where (A) is the greater of five (5) or the number of years the director served as a member of the Board, and (B) is the greater of the annual retainer fee being paid to directors at the time the director ceases to be a member of the Board or the annual retainer fee in effect immediately prior to the change in control. In the event that the retirement benefit payable to a director is subject to the 20% excise tax imposed under the Internal Revenue Code of 1986 with respect to certain payments made in connection with a change in control, the Directors' Retirement Plan provides for an additional payment to be made to the director such that he retains on an after-tax basis the same amount as he would have if no excise tax had been imposed.

     Under the Directors' Retirement Plan, a non-employee director may also elect to defer his Board fees until the earlier of retirement, death, or, in certain circumstances, termination of membership on the Board. Any Board fees that are deferred accrue interest at the prime commercial lending rate.

EXECUTIVE COMPENSATION

  Report of the Management Development and Executive Compensation Committee on Executive Compensation

     The Company's executive compensation program is designed to align compensation with business strategy, performance, and stockholder values. The program includes salary, short term cash incentives, and a long term program based on stock options. The Committee considers all elements of the compensation package in total, rather than any one element in isolation. In 1998, for example, one officer's salary was increased in connection with his promotion and assumption of increased responsibilities, while incentive bonuses were used to reward performance and long term incentive awards were made as motivation for future performance. In making compensation decisions, the Committee uses a general process and exercises its business judgment to determine the amounts.

     It is the Company's policy to obtain the maximum deduction on its tax return for compensation paid to its executive officers consistent with the Company's compensation goals. The Committee has adopted a policy requiring the deferral of any compensation that exceeds the permissible deduction under
Section 162(m) of the Internal Revenue Code until such time as the maximum deduction under Section 162(m) may be taken. However, the Committee reserves the right to waive this requirement to further the Company's compensation goals from time to time. All compensation paid in 1998 should qualify for a deduction under
Section 162(m).

     Since its inception in 1984, Temple-Inland's compensation philosophy has been to ensure that stockholder returns are a top priority in evaluating the effectiveness of the compensation program. The following paragraphs outline the Compensation Committee's objectives.

     Base Salary. Base salaries are maintained at competitive levels considering the performance and longevity of the employee. To ensure that the Company's compensation remains competitive, the Committee from time to time reviews information from several independent surveys of comparably-sized companies. Since the market for executive talent extends beyond any particular industry, the survey data includes both companies in the industry as well as companies outside the industrial classification represented in the Paper Industry Index referred to below under "Performance Graph." Surveys indicate base salaries for the Company's named executive officers are currently competitive to the mid ranges. Base salaries are usually reviewed every two years and were not increased in 1998, except for one of the top five executive officers who received an increase in connection with his promotion and assumption of increased responsibilities. In making its salary decisions, the Committee places its emphasis on the particular executive's experience, responsibilities, and performance. No specific formula is applied to determine the weight of each factor. However, the Company has historically followed a policy of using the incentive bonus rather than base salary to reward outstanding performance.

     Incentive Bonus. Short term cash incentive awards are largely based on individual performance and on the performance of the group or business segment in which the individual is a key employee. Included in the evaluation of an employee are the current earnings of the group, personal performance, and the degree to which the employee's actions have laid the groundwork for future earnings. Financial performance of the business segment is given greater weight than other business accomplishments in determining bonus payments. The types and relative importance of specific financial and other business factors vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The evaluation of the CEO and of the Vice President, General Counsel, and Secretary is based on the consolidated results of the Company.

     The Committee does not establish targeted award levels or goals at the beginning of the year. Instead, the Committee reviews actual earnings and performance (including comparisons to competitors where appropriate) after the end of the year and determines in its business judgment the size of each executive's award. The Paper Group had earnings of $32.5 Million in 1998 compared with a loss of $39.0 Million in 1997; the Executive Vice President received a $100,000 bonus in 1998 compared with no bonus in 1997. The Financial Services Group had earnings of $154.1 Million in 1998 compared with $132.1 Million in 1997. The President received a bonus of $450,000 in 1998 compared with $450,000 in 1997, which reflected the change in his responsibilities as well as his continued responsibility for the Financial Services Group for most of 1998. The Building Products Group had earnings of $112.5 Million in 1998 compared with $131.1 Million in 1997, and the Group Vice President of this segment received a bonus of $275,000 in 1998 compared with $300,000 in 1997. The Vice President, General Counsel, and Secretary received a bonus of $150,000 in 1998 compared with $110,000 in 1997. No specific weightings have been assigned under the bonus program to the factors considered by the Committee in the exercise of its business judgment.

     Long Term Incentive Awards. In 1998, the key executives listed in the proxy statement received an annual grant of stock options under a long term incentive program and one officer also received a special award of options in connection with his promotion. There is no other long term incentive program. The program is based exclusively on the stock option grant, which is a dollar value of options based on the executive's position and importance to the Company's long range performance. These options are granted at market and expire in ten (10) years. The options will vest 15% per year on the second, third, fourth, and fifth anniversaries and 40% on the sixth anniversary following the date of grant. Option awards are basically set at a percentage of targeted compensation. However, within these guidelines, the Committee also considers previous option grants, tenure, and responsibilities of the executive. In the case of a new key executive, an initial grant may be made above targeted levels.

     To further align executives' financial interests with those of the Company and its stockholders, the Committee has adopted minimum stock ownership guidelines for these executives:

           VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

                                                              MULTIPLE
                          POSITION                            OF SALARY
                          --------                            ---------
Chief Executive Officer.....................................     5x
President, Executive Vice President and Group Vice
  Presidents................................................     3x
Other Tier I Executives.....................................     3x
Tier II Executives..........................................     2x

     Generally, "Tier I" includes the Company's senior executive officers (including the five executives listed in the proxy statement) and "Tier II" includes the next highest level of Company management. Executives will be encouraged to meet 50% of this goal within three years of February 6, 1997, the date of the adoption of this policy, and to meet the full guidelines within five years of such date.

     Although annual awards were made from 1984 through 1995 under the Company's Performance Unit Plan, the specified formulas have only generated one (1) cash payment which occurred in 1991. In all other years, including 1998, the performance unit awards have been terminated without payment, although the related stock option awards continued for another year. The plan was discontinued after 1995 and no further grants were made.

     With the exception of an initial award to Mr. Howes upon his employment in 1990 to replace awards from his former employer that were forfeited, the key executives included in the proxy statement do not receive restricted stock awards. The Company maintains a policy of having this alternative available to attract new executives.

     The Chief Executive Officer. In reviewing Mr. Grum's performance, the Committee considers all of the factors set forth in the above paragraphs. However, the Committee focuses primarily on the Company's performance, measured in large part by its net earnings. Mr. Grum did not receive a bonus in 1997. In 1998 the Company had earnings of $96.6 Million before nonrecurring items and Mr. Grum received a bonus of $200,000. A comparison of Mr. Grum's cash compensation for the last three (3) years with the Company's net earnings during that period is set forth in the following table:

                                                  INCENTIVE                 NET EARNINGS
                YEAR                   SALARY    COMPENSATION    TOTAL     OF THE COMPANY
                ----                  --------   ------------   --------   --------------
1998................................  $726,923     $200,000     $926,923   $ 64.5 Million
1997................................   688,462            0      688,462     50.8 Million
1996................................   600,000      300,000      900,000    132.8 Million

     As noted above, the size of long term incentive awards is set in accordance with the individual executive's responsibilities, other awards, and performance. Mr. Grum's awards were determined in this same manner in 1996. He received 35,000 options in 1996. Mr. Grum was not awarded long term incentives in 1997 or 1998 due to his planned retirement at age 65 in accordance with Company policy.

     Other Information. Reference is made to the following charts and tables for actual compensation grants and awards to key executives, as well as the Company's performance for the last five (5) years, and to pages 1 and 25 of the Company's Annual Report to Shareholders for information concerning the Company's profitability.

                                            Anthony M. Frank, Chairman
                                            Robert Cizik
                                            Bobby R. Inman
                                            Herbert A. Sklenar
                                            Arthur Temple III

     The following table summarizes all compensation earned with respect to the Company's last fiscal year by the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year:

                      TABLE 1: SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                         -------------------------------------   ---------------------------------
                                                                                        AWARD(S)           PAYOUTS
                                                                                 -----------------------   -------
                                                                                 RESTRICTED   SECURITIES
            NAME AND                                            OTHER ANNUAL       STOCK      UNDERLYING    LTIP      ALL OTHER
           PRINCIPAL                      SALARY     BONUS     COMPENSATION($)    AWARD(S)     OPTIONS/    PAYOUTS   COMPENSATION
            POSITION              YEAR     ($)        ($)            (1)            ($)        SARS(#)       ($)        ($)(2)
           ---------              ----   --------   --------   ---------------   ----------   ----------   -------   ------------
              (a)                 (b)      (c)        (d)            (e)            (f)          (g)         (h)         (i)
Clifford J. Grum, Chairman and
  Chief                           1998   $726,923   $200,000         N/A             $0              0       $0         $3,000
Executive Officer                 1997    688,462          0         N/A              0              0        0          3,000
                                  1996    600,000    300,000         N/A              0         35,000        0          3,000
Kenneth M. Jastrow, II,
  Director,                       1998   $448,077   $450,000         N/A             $0         51,344       $0         $3,000
President and Chief Operating
  Officer                         1997    344,231    450,000         N/A              0         12,480        0          3,000
                                  1996    300,000    425,000         N/A              0          9,300        0          3,000
William B. Howes, Director and    1998   $425,672   $100,000         N/A             $0         14,000       $0         $3,000
Executive Vice President          1997    422,921          0         N/A              0         12,480        0          3,000
                                  1996    379,589    200,000         N/A              0         10,500        0          3,000
Harold C. Maxwell, Group Vice     1998   $332,308   $275,000         N/A             $0         14,000       $0         $3,000
President                         1997    315,385    300,000         N/A              0         12,480        0          3,000
                                  1996    280,000    250,000         N/A              0          9,300        0          3,000
M. Richard Warner, Vice
  President,                      1998   $249,231   $150,000         N/A             $0         10,000       $0         $3,000
General Counsel and Secretary     1997    237,115    110,000         N/A              0          7,140        0          3,000
                                  1996    215,000    135,000         N/A              0          7,000        0          3,000

---------------

(1) Not applicable. The dollar value of perquisites and other personal benefits, or securities or property paid or earned during the fiscal year other than pursuant to a plan, does not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for each officer and is therefore not reported.

(2) Amounts shown are annual contributions or other allocations to defined contribution plans.

     None of the five (5) executive officers named above has an employment contract with the Company or an agreement providing for severance payments in the event his employment is terminated.

     During 1998, the Company had a stock option plan in place under which options were granted to employees. Employees also exercised options granted under a prior plan. Each of the plans was approved by the stockholders and administered by non-employee members of the Board of Directors. The options were granted at full market value on the date of the grant, and these exercise prices have never been reduced. Options have been granted to approximately 400 current middle and upper level company employees who have direct responsibilities to improve the profitability of the Company.

     The following table summarizes the stock options granted to the five (5) named executive officers in the last fiscal year:

               TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                                             GRANT
                                                                                                             DATE
                                           INDIVIDUAL GRANTS                                               VALUE(2)
--------------------------------------------------------------------------------------------------------   ---------
                                                    PERCENT OF TOTAL                                         GRANT
                          NUMBER OF SECURITIES        OPTIONS/SARS         EXERCISE OR                       DATE
                          UNDERLYING OPTIONS/     GRANTED TO EMPLOYEES     BASE PRICE                       PRESENT
          NAME              SARS GRANTED(#)          IN FISCAL YEAR          ($/SH)      EXPIRATION DATE   VALUE ($)
          ----            --------------------   -----------------------   -----------   ---------------   ---------
          (a)                     (b)                      (c)                 (d)             (e)            (f)
Clifford J. Grum........              0                      0%                 N/A              N/A       $      0
Kenneth M. Jastrow,
  II....................         14,000                    2.2%              $55.50         02/06/08       $250,600
Kenneth M. Jastrow,
  II....................         37,344                    5.9%              $64.94         05/01/08       $782,357
  Special Award
William B. Howes........         14,000                    2.2%              $55.50         02/06/08       $250,600
Harold C. Maxwell.......         14,000                    2.2%              $55.50         02/06/08       $250,600
M. Richard Warner.......         10,000                    1.6%              $55.50         02/06/08       $179,000

---------------

(1) Options to purchase Temple-Inland Inc. Common Stock. The exercise price is the average of the high and low sales price of a share of Company Common Stock on the New York Stock Exchange on the date of grant. Exercise prices have never been repriced. Withholding taxes may be paid with exercised shares. No general or freestanding stock appreciation rights ("SARs") were granted. All grants to the named executive officers under the Stock Option Plan include a provision for acceleration of vesting in certain change of control situations. The options in Mr. Jastrow's special award become exercisable as follows: 7,500 on 05/01/00, 7,500 on 05/01/01, 7,500 on
    05/01/02, 7,500 on 05/01/03, and 7,344 on 05/01/04. All other options awarded to the executives become exercisable in 15% increments on 02/06/00, 02/06/01, 02/06/02, 02/06/03, and the remaining 40% becomes exercisable on 02/06/04.

(2) The Grant Date Present Value was determined using the Black-Scholes option pricing model. The expected volatility was measured by the Standard Deviation of a statistical distribution using daily closing stock prices for the last ten years for an assumed expected volatility of 28.67%. The annual risk free rate of return during the expected life of the option (ten years) was 4.62%. The expected dividend yield or dividend adjusted stock prices was assumed to be 2.50%. The time of exercise was assumed to be at the expiration of the options.

     The following table summarizes the stock option exercises and value of options held at year-end of the five (5) named executive officers:

            TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                         OPTIONS/SARS AT FISCAL             OPTIONS/SARS
                             ACQUIRED                            YEAR-END(#)(2)           AT FISCAL YEAR-END($)(3)
                                ON            VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------------   -----------   -------------   -----------   -------------
           (a)                  (b)            (c)                     (d)                           (e)
Clifford J. Grum..........     7,912         $ 37,582        29,478         29,750        $299,677       $466,778
Kenneth M. Jastrow, II....     5,936         $ 24,160        15,643         71,729        $155,325       $196,481
William B. Howes..........    10,000         $200,000        18,795         35,405        $181,984       $212,484
Harold C. Maxwell.........     6,924         $ 41,129        16,595         34,385        $161,037       $196,481
M. Richard Warner.........         0                0        14,914         23,090        $177,574       $140,777

---------------

(1) Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on the date of exercise, which is the valuation used in the Stock Option Plan, less the option exercise price.

(2) SARs are not granted under the Company's Stock Option Plan.

(3) Value based on the average of the high and low sales prices of a share of Temple-Inland Inc. Common Stock on the New York Stock Exchange on December 31, 1998.

                               PERFORMANCE GRAPH

     During the five preceding fiscal years, the Company's cumulative total stockholder return compared to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Paper Industry Index was as shown in the following Table 4:

                                    TABLE 4:
                               TEMPLE-INLAND INC.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                                                                                        S&P PAPER &
               MEASUREMENT PERIOD                     TEMPLE-                              FOREST
             (FISCAL YEAR COVERED)                  INLAND INC.         S&P 500           PRODUCTS
1993                                                        100.00            100.00            100.00
1994                                                         91.41            101.32            104.20
1995                                                         91.05            139.40            114.73
1996                                                        115.27            171.40            126.91
1997                                                        113.84            228.59            136.08
1998                                                        132.19            293.91            138.78

       ASSUMES $100 INVESTED ON THE LAST TRADING DAY IN FISCAL YEAR 1993
                *TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

     The five (5) named executive officers also participate in defined benefit pension plans of the Company's subsidiaries, with estimated benefits shown below.

                                                        YEARS OF SERVICE
                              --------------------------------------------------------------------
REMUNERATION                     10          15          20          25          30          35
------------                  --------    --------    --------    --------    --------    --------
$   350,000...............    $ 54,000    $ 81,000    $108,000    $135,000    $162,000    $189,000
    400,000...............      62,000      93,000     124,000     155,000     186,000     217,000
    450,000...............      70,000     105,000     140,000     175,000     210,000     245,000
    500,000...............      78,000     117,000     156,000     195,000     234,000     273,000
    550,000...............      86,000     129,000     172,000     215,000     258,000     301,000
    600,000...............      94,000     141,000     188,000     235,000     282,000     329,000
    700,000...............     110,000     165,000     220,000     275,000     330,000     385,000
    750,000...............     118,000     177,000     236,000     295,000     354,000     413,000
    800,000...............     126,000     189,000     252,000     315,000     378,000     441,000
    900,000...............     142,000     213,000     284,000     355,000     426,000     497,000
  1,000,000...............     158,000     237,000     316,000     395,000     474,000     553,000
  1,100,000...............     174,000     261,000     348,000     435,000     522,000     609,000
  1,150,000...............     182,000     273,000     364,000     455,000     546,000     637,000
  1,200,000...............     190,000     285,000     380,000     475,000     570,000     665,000
  1,250,000...............     198,000     297,000     396,000     495,000     594,000     693,000
  1,300,000...............     206,000     309,000     412,000     515,000     618,000     721,000
  1,350,000...............     214,000     321,000     428,000     535,000     642,000     749,000

     The above table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications. Retirement benefits are calculated using final average pay based on the highest five (5) of the employee's last ten (10) years of service. Compensation covered by the Company's retirement plans includes salaries and bonuses, but excludes all other forms of compensation shown in the foregoing tables such as stock options. Messrs. Grum, Jastrow, Howes, Maxwell, and Warner are currently credited with approximately 30, 20, 8 1/2, 35, and 12 1/2 years of service, respectively. If such officers continue in the employ of the Company until their respective retirement dates, at such time they would be credited with approximately 31, 33, 11 1/2, 42, and 30 years of service, respectively. The estimated amounts are based on the assumption that payments under the Company's retirement plans will commence upon normal retirement (age 65), that the Company's retirement plans will continue in force and that the benefit payment will be in the form of a life annuity. Amounts shown in the table above are not subject to any deduction for Social Security or other offset amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Temple III is a director, officer and 66 2/3% stockholder of Demco. During 1998, Demco performed machinery repair services for Forest Products in the ordinary course of business at an aggregate cost to Forest Products of $105,195. It is expected that Demco will continue to perform services for subsidiaries of the Company in the future.

            PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
                             ENDING JANUARY 1, 2000

     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company to examine its consolidated financial statements for the fiscal year ending January 1, 2000 and has determined that it would be desirable to request that the stockholders ratify such selection. Ernst & Young LLP currently serves the Company and its subsidiaries as independent auditors. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Stockholder ratification is not required for the selection of Ernst & Young LLP, since the Board of Directors has the responsibility for selecting the Company's independent auditors. The selection, however, is being submitted for ratification at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not ratify the selection.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 1, 2000.

                        PROPOSAL TO RATIFY THE ADOPTION
                         OF THE FIRST AMENDMENT TO THE
                        COMPANY'S 1997 STOCK OPTION PLAN

     The Company is asking the stockholders to ratify the adoption of the First Amendment to the Company's 1997 Stock Option Plan. Stockholder approval is being requested in order to comply with the performance-based compensation exception to the $1 Million limit on executive compensation deductions under Section 162(m) of the Internal Revenue Code.

     The Stock Option Plan was approved by the stockholders on May 2, 1997. The purpose of the plan is to promote the interests of the Company and its stockholders by providing additional incentives to key employees to continue providing services to the Company, to increase their interest in the success of the Company, and to further the identity of interest between such key employees and the Company's stockholders through opportunities for increased stock ownership. Under the Plan, the maximum number of options that may be granted to an employee in any year is determined by looking at the number of options granted to the employee over the preceding four years. The exercise price (the price the employee must pay) for the current year and the past four years' grants may not exceed a total of $5 Million ("Maximum Annual Amount").

     On February 5, 1999, the Board of Directors adopted the First Amendment to the Plan, subject to stockholder ratification. Under the First Amendment, the Compensation Committee could grant options to purchase up to 200,000 shares of Common Stock to an executive during the eighteen month period beginning on the date the executive is initially hired, promoted, or elected to a key officer position without having such options count against the Maximum Annual Amount (the "New Position Exclusion"). The Board believes the New Position Exclusion will give it greater flexibility to attract, retain, and motivate key officers of the Company. The Board is not required to grant any options under this exclusion to any individual. No matter how many times an individual is promoted over the term of the Plan, the executive may not be awarded more than options to purchase 400,000 shares under this exclusion.

     The Compensation Committee, which administers the Stock Option Plan, has the discretion to determine the total amount of awards that will be made each year, as well as the amount awarded to each individual employee. Therefore, it is not possible at this time to determine the level of awards that will be made to any particular individual under the First Amendment. However, if the First Amendment had been in effect last year, the Committee would have awarded Mr. Jastrow an option to purchase 50,000 shares upon his promotion to the position of President and Chief Operating Officer of the Company as shown in the following chart:

                               NEW PLAN BENEFITS

                                                                 FIRST AMENDMENT TO THE
                                                                 1997 STOCK OPTION PLAN
                                                              -----------------------------
                                                                DOLLAR
                     NAME AND POSITION                        VALUE($)(1)   NUMBER OF UNITS
                     -----------------                        -----------   ---------------
Clifford J. Grum, Chairman and Chief Executive Officer......  $        0             0
Kenneth M. Jastrow, II, President and Chief Operating
  Officer...................................................   1,047,500        50,000
William B. Howes, Director and Executive Vice President.....           0             0
Harold C. Maxwell, Group Vice President.....................           0             0
M. Richard Warner, Vice President, General Counsel and
  Secretary.................................................           0             0
Executive Group.............................................   1,047,500        50,000
Non-Executive Director Group................................           0             0
Non-Executive Officer Employee Group........................           0             0

---------------

(1) The dollar value stated is the grant date present value using the Black-Scholes option pricing model with the assumptions set forth in footnote 2 to Table 2 on page 15.

     Since the First Amendment was not in effect last year, the Committee granted Mr. Jastrow an option to purchase 37,344 shares as shown in Table 2 on page 15. This was the maximum award that could be made to Mr. Jastrow under the Maximum Annual Amount. If the First Amendment is ratified by the stockholders, the Committee has stated its intention to award Mr. Jastrow an option to purchase an additional 38,000 shares, which includes his grant for 1999. The price to exercise these additional shares will be the greater of $59.25 per share or the fair market value of the Common Stock on the date of the grant. The additional shares would become exercisable 15% each after two, three, four, and five years, and 40% after 6 years and would expire on May 7, 2009.

     The First Amendment also makes conforming changes to the Plan to allow the Board of Directors to make adjustments to the number of shares in the New Position Exclusion in the event of changes in capitalization, just as it may for the Maximum Annual Amount. The full text of the First Amendment is shown in Appendix "A" to this Proxy Statement.

     A total of 2.4 million shares of the Company's Common Stock was reserved for issuance pursuant to the Stock Option Plan. On March 10, 1999, the closing price of a share of Common Stock on the New York Stock Exchange was $59 7/16.

  Material Features of the Current Plan:

     The following summary of the principal features of the Stock Option Plan is qualified in its entirety by reference to the full text of the Stock Option Plan, copies of which may be obtained free of charge by contacting the Company at 303 South Temple Drive, Diboll, Texas 75941, Attention: Shareholder Relations.

     The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has authority to determine the terms of all options and to interpret the Stock Option Plan.

     Under the terms of the Stock Option Plan, options may be granted to selected key employees of the Company and its subsidiaries in the sole discretion of the Compensation Committee at an exercise price not less than the fair market value of the Common Stock on the date of the grant. Each option will be exercisable only after the period or periods specified in the option agreement, and may not be exercised after the expiration of the award (which may not be longer than ten years from the date of grant). The exercise price of any stock option may be paid in cash or, unless otherwise provided in the option agreement, in whole shares of Common Stock already owned for a period of at least six months, or partly in cash and partly in such Common Stock.

     Generally, each employee who is granted an option under the Stock Option Plan will, in consideration for such grant, agree that he will remain in the employ of the Company or one of its subsidiaries for a period of at least two years from the date of grant of the option. In the event of the occurrence of certain transactions related to a change in control of the Company, all outstanding stock options awarded under the plan to employees become fully vested and exercisable. It is currently expected that approximately 400 middle and upper level salaried employees will participate in the Stock Option Plan.

     Information cannot be provided with respect to the number of options to be received by any individual or group of individuals pursuant to the First Amendment to the Stock Option Plan, since the grant of such options is within the discretion of the Compensation Committee. If the adoption of the First Amendment is ratified, the maximum number of shares with respect to which stock options may be granted during any year to any eligible employee is the Maximum Annual Amount plus the New Position Exclusion amount. The Compensation Committee has the discretion to grant less than the maximum number of stock options and is not required to grant any stock options to any particular employee. Non-employee Directors are not eligible for awards under the New Position Exclusion. No stock options will be granted under the First Amendment to the Stock Option Plan if its adoption is not ratified by the stockholders. Please refer to the "New Plan Benefits" chart for further information.

     Each person who is first elected a Non-employee Director after the effective date of the Stock Option Plan will be granted automatically upon such election a nonqualified stock option covering 10,000 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock at the time the option is granted. Such options become exercisable in installments (1,000 shares after the first year of service as a member of the Board of Directors; 1,500 shares after four years of service; and 2,500 shares each after the fifth, sixth and seventh years of service) and expire ten years from the date of grant, subject to earlier termination in the event the Non-employee Director ceases to be a member of the Board. There are currently eight Non-employee Directors. None of the current Non-employee Directors is eligible for this award, since each has received a similar award under previous Company plans.

     Before the end of each year, a Non-employee Director may elect to receive, in lieu of his annual retainer fee for the next year, a nonqualified stock option covering 2,000 shares of Common Stock with an exercise price determined as follows:

Fair Market Value
  of a Share of     -      Annual Retainer     =    Exercise Price
  Common Stock                  2,000                 Per Share

Any such options will be granted on the first date on or after January 1 of the following year on which the Common Stock is traded on the New York Stock Exchange. A Non-employee Director's "Annual Retainer" is the amount that the Non-employee Director would be entitled to receive for serving as a director in the relevant year, but does not include fees for attendance at meetings of the Board or any committee of the Board or for any other services to be provided to the Company. Options granted to Non-employee Directors in lieu of annual retainer fees become fully exercisable on the first anniversary of the date of grant and expire 15 years after the date of grant, subject to earlier termination if the Non-employee Director ceases to be a member of the Board.

     The Section 16 rules of the SEC permit companies to grant stock options to their Non-employee Directors without jeopardizing the directors' status as Non-employee Directors for purposes of administering the Company's Stock Option Plans. The Stock Option Plan provides the flexibility to award options to Non-employee Directors at an exercise price equal to the fair market value of the Common Stock on the date of grant, with a term of up to ten years, in consideration for such services as the Compensation Committee may approve. Beginning in 1999, at the expiration of the initial grant received by a director at the time of his or her election, and each five years thereafter, a director may be granted an additional non-qualified stock option covering up to 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of the stock on the date of the option grant. All options vest 40% after one year, 40% after two years, and 20% after three years. All options have a term of 10 years.

     Unless the Stock Option Plan is terminated earlier as hereinafter described, the Stock Option Plan terminates on December 31, 2002. The Stock Option Plan may be terminated, modified or amended at an earlier date by the stockholders of the Company. The Board of Directors may also terminate the Stock Option Plan, or modify or amend the Stock Option Plan in such respects as it deems advisable, except that certain plan amendments will be subject to such stockholder approval as may be required under the Section 16 rules of the SEC from time to time or under Section 422 or Section 162(m)(4) of the Internal Revenue Code. No termination, modification or amendment of the Stock Option Plan may, without the consent of the employee or Non-employee Director to whom any option has been granted, adversely affect the rights of such employee or Non-Employee Director under such option.

  Certain Federal Income Tax Consequences of Options:

     The Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) and nonqualified stock options to employees. In general, an employee will not recognize income at the time of grant of a nonqualified stock option. At the time of exercise of a nonqualified stock option, an employee will generally recognize income equal to the excess of the fair market value of the shares of Common Stock purchased over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares of Common Stock. The Company is entitled to a deduction equal to the amount of ordinary income an employee recognizes, subject to satisfying tax withholding requirements.

     An employee will not generally recognize income at the time of the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the Common Stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an employee does not exercise an incentive stock option within certain specified periods after termination of employment, an incentive stock option will be treated for tax purposes as a nonqualified stock option, as described above.

     Gain or loss from the sale or exchange of shares acquired upon exercise of an incentive stock option will normally be taxed as capital gain or loss. However, if certain holding period requirements with respect to the shares acquired upon exercise of an incentive stock option are not satisfied, an employee will be required to recognize ordinary income at the time of disposition. Any gain recognized on disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

     If an employee recognizes ordinary income upon exercise of an incentive stock option or as a result of a disposition of shares prior to the expiration of the applicable holding periods, the Company will be entitled to a deduction in the same amount, subject to satisfying applicable tax withholding requirements.

  Vote Required:

     The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy is required for ratification of the adoption of the First Amendment to the Stock Option Plan. Any shares not voted (whether by abstention, broker nonvote or otherwise) will not be counted as votes cast for this purpose.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE ADOPTION OF THE FIRST AMENDMENT TO THE COMPANY'S 1997 STOCK OPTION PLAN.

               STOCKHOLDER PROPOSAL REGARDING THE RETENTION OF AN
               INVESTMENT BANK TO EXPLORE ALTERNATIVES TO ENHANCE
                            THE VALUE OF THE COMPANY

     The Company has been informed that Nell Minow, a Principal of LENS Investment Management, LLC (the "Proponent"), intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons set forth below in the Board of Directors Statement in Opposition.

     Nell Minow, whose address is Suite 400, 45 Exchange Street, Portland, Maine 04101, and who is a beneficial owner of 370 shares of Common Stock, submitted the following resolution:

     "RESOLVED: That the shareholders of Temple-Inland recommend that the board of directors immediately engage the services of a nationally recognized investment banker specifically to explore all alternatives to enhance the value of the company, including, but not limited to, possible sale, merger, or other transaction for any or all assets of the company."

     The Proponent has furnished the following statement setting forth the reasons advanced by her in support of her proposal:

     "A company that goes to the public markets for capital must be competitive for that capital. Temple-Inland's performance has been disappointing, significantly trailing the S&P 500, S&P Paper and Forest Index, and S&P Savings and Loan Index over the last five years. If $100 were invested in Temple-Inland five years ago (November 16, 1993), it would be worth $118 today (November 16, 1998); whereas $100 would be worth $273 if invested in the S&P 500 Index, $139 if invested in the S&P Paper and Forest Index, and $304 if invested in the S&P Savings and Loan Index.

     "The company needs an independent review to help determine the value-enhancing potential of one or all of the following steps: a division of Temple-Inland into two separate companies -- one in financial services and the other in paper & forest products; a merger between Temple-Inland's paper business and another paper and forest products company; the divestiture of the Evadale bleached paperboard facility; the monetization of some or all of the timberlands and/or the creation of a separate forestry profit center; and the divestiture of the building products business.

     "We believe that Temple-Inland's shares trade at a significant discount to the sum of the implied values of the financial and paper businesses. Our belief is that the true value exceeds 50% over the current share price. The financial services industry has experienced excellent profit growth and multiple expansion in recent years, but the value of Temple-Inland's financial business remains suppressed. The paper and forest products industry has experienced increased global competition in recent years, resulting in over-capacity and a squeezing of margins and cash flows. While other industry players have responded to these conditions with substantial restructurings -- including mergers and divestitures -- Temple-Inland has failed to respond aggressively. Indeed, Temple-Inland invested heavily into their core paper businesses over the past seven years and failed to even meet their cost of capital. We also note that timber values have risen substantially during the last decade, and that these values are currently lost in the price of the stock.

     "At this important transitional time for the company, it is crucial that the board have the independence, expertise, and focus that a nationally recognized investment banker can provide to ensure that the right questions are raised.

     "If other shareholders believe, as we do, that the value of the underlying assets of this company are not reflected in the stock price, then the board and the management have not met their obligation to prove that they can add value. The board and management can best add value now by obtaining an independent valuation of the assets and of their value if sold."

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING AGAINST THIS PROPOSAL.

                  BOARD OF DIRECTORS' STATEMENT IN OPPOSITION
                          TO THE STOCKHOLDER PROPOSAL

     The Board of Directors is cognizant of its fiduciary responsibilities to its stockholders and strives to discharge these responsibilities in a manner that the Board believes is in the best interests of the Company and its stockholders. As a matter of course, the Board regularly reviews all of the operations of the Company, including Management reports evaluating the contribution of each business unit to the Company's performance. In addition, the Board of Directors has always been, and continues to be, active in exploring strategic alternatives to enhance stockholder value. The majority of the members of the Board of Directors are independent directors, and all of the Directors have diverse and broad business backgrounds and expertise on which to draw. To assist the Board, the Company has maintained close relationships with several nationally recognized investment banking firms and has obtained their advice on various matters relating to increasing stockholder value. The Company makes changes to its portfolio of business units through divestitures or acquisitions when it finds them appropriate in relation to the strategic plans of the Company.

     The Board believes that it can function most effectively when its strategic planning is conducted confidentially. In this way, ideas and alternatives that may enhance stockholder value can be, and are currently being, developed and debated without the fear that they will lead to rumors or public debate that could harmfully restrict the Board's choices or disrupt the public market for the Common Stock.

     In conclusion, the Board of Directors does not believe that a vote for the proposal would be in the best interest of the Company and its stockholders and therefore recommends voting against the proposal.

     Approval of the stockholder proposal requires the affirmative vote of a majority of the votes attributable to all shares of Common Stock represented at the meeting, in person or by proxy, and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

                   DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2000 Annual Meeting, stockholder proposals must be received by the Company by November 27, 1999 and must otherwise comply with the requirements of Rule 14a-8.

     The Company's By-laws contain an advance notice procedure with regard to items of business to be brought before an Annual Meeting of Stockholders by a stockholder. These procedures require that notice be made in writing to the Secretary of the Company and that such notice be received at the executive offices of the Company not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders (or in the case of an annual meeting called for a date more than 50 days prior to such anniversary date, not later than the close of business on the 10th day following the date on which notice of such annual meeting is first mailed to stockholders or made public, whichever occurs first). The By-laws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal. The Company's By-laws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of such procedures, see "Committees of the Board of Directors -- Corporate Governance Committee." A copy of the By-law advance notice provision may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

                                            By Order of the Board of Directors
                                            /s/ M. RICHARD WARNER
                                            M. RICHARD WARNER
                                            Secretary

Diboll, Texas
March 26, 1999

                                  APPENDIX "A"

                             FIRST AMENDMENT TO THE
                               TEMPLE-INLAND INC.
                             1997 STOCK OPTION PLAN

     Whereas Temple-Inland Inc. ("Company") maintains the Temple-Inland Inc. 1997 Stock Option Plan (the "Plan") for the purpose of providing incentives to directors and key employees of the Company and its subsidiaries; and

     Whereas paragraph 23 of the Plan authorizes the Board of Directors of the Company to amend the Plan at any time;

     NOW, THEREFORE, subject to ratification by the Company's stockholders, the Plan is hereby amended as follows:

     1. The following definition is hereby added to paragraph 2:
        New Position Exclusion: has the meaning set forth in paragraph 5 hereof.

     2. Paragraph 5 is hereby amended by adding the following sentence as the next to the last sentence in the paragraph:

          Notwithstanding the foregoing, the Maximum Annual Amount shall be calculated without regard to, and shall not apply to, grants to an Eligible Employee of stock options covering not more than 200,000 shares of Common Stock during the period beginning on the date that the Eligible Employee is initially hired, promoted, or elected as Chief Executive Officer, President, Chief Operating Officer, or such other position as may be designated by the Board as a key position of the Company or its Subsidiaries and ending on the last day of the eighteenth month following such hiring, promotion, or election (the "New Position Exclusion"); provided, however, that options to purchase no more than 400,000 shares may be awarded under the New Position Exclusion to any one individual during the term of the Plan, regardless of the number of times such exclusion may otherwise apply to such individual.

     3. Paragraph 16 shall be amended by adding "(v) the New Position Exclusion amount," to the first sentence thereof and renumbering the remaining items accordingly.

PROXY

                               TEMPLE-INLAND INC.
                             303 SOUTH TEMPLE DRIVE
                              DIBOLL, TEXAS 75941

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING ON MAY 7, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and proxy statement each dated March 26, 1999 and does hereby appoint Clifford J. Grum, David H. Dolben, and M. Richard Warner, and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on March 10, 1999 at the annual meeting of stockholders to be held on Friday, May 7, 1999, and any adjournment(s) thereof:

CONTINUED AND TO BE SIGNED ON REVERSE SIDE OF THIS CARD. DO NOT FOLD. PLEASE
VOTE.

                                                                 -----------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                 -----------



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

[X]  PLEASE MARK YOUR                                                   ----
     VOTES AS IN THIS                                                   5340
     EXAMPLE.                                                           ----

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). THE DIRECTORS OF TEMPLE-INLAND INC. RECOMMEND A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.


1. Proposal to elect as Directors of Temple-Inland Inc. the following persons to hold office until the expiration of their terms or until their successors have been duly elected and have qualified. Nominees for
     Director: Anthony M. Frank, William B. Howes, Walter P. Stern, and Charlotte Temple.

                        FOR                  WITHHOLD AUTHORITY
                        [ ]                         [ ]

(Instructions: To withhold authority to vote for individual nominees write the names of such nominees in the space provided below.)

-------------------------------------------------------

2. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of Temple-Inland Inc. for the fiscal year ending January 1, 2000.

                     FOR             AGAINST            ABSTAIN
                     [ ]               [ ]                [ ]

3. Proposal to ratify the adoption of the First Amendment to the Company's 1997 Stock Option Plan;

                     FOR             AGAINST            ABSTAIN
                     [ ]               [ ]                [ ]

4.   Stockholder proposal regarding retention of investment banker;

                     FOR             AGAINST            ABSTAIN
                     [ ]               [ ]                [ ]

5. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.


                                        ----------------------------------------

                                        ----------------------------------------
                                          SIGNATURE(S)                  DATE

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